Exhibit 5.1

December 16, 2022

SatixFy Communications Ltd. 12 Hamada St. Rehovot 670315 Israel

Re: SatixFy Communications Ltd.

Ladies and Gentlemen:

We have acted as Israeli counsel to SatixFy Communications Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with the filing by the Company of a registration statement on Form F-1 (the “Registration Statement”) registering the resale by CF Principal Investments LLC of ordinary shares, no par value, in an estimated maximum aggregate offering amount of up to $77,250,000.00 (the “Ordinary Shares”), of the Company issuable by the Company under the equity line of credit purchase agreement, dated as of March 8, 2022, by and between the Company and CF Principal Investments LLC (the “CF Purchase Agreement”).

This opinion is rendered pursuant to Item 8(a) of Form F-1 promulgated by the United States Securities and Exchange Commission (the “SEC”) and Items 601(b)(5) and (b)(23) of the SEC’s Regulation S-K, each promulgated under the United States Securities Act of 1933, as amended (the “Securities Act”).

In connection herewith, we have examined the originals, or photocopies or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement, as amended, filed by the Company with the SEC and to which this opinion is attached as an exhibit; (ii) the amended and restated articles of association of the Company; (iii) resolutions of the board of directors of the Company (the “Board”); and (iv) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth. We have also made inquiries of such officers as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, confirmed as photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to the opinion set forth below that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Ordinary Shares,  have been duly authorized, and when issued and delivered against payment therefore pursuant to the terms of the CF Purchase Agreement, will be validly issued, fully paid and non-assessable.

Members of our firm are admitted to the Bar in the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the SEC promulgated thereunder or Item 509 of the SEC’s Regulation S-K promulgated under the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the date of the Registration Statement that may alter, affect or modify the opinions expressed herein.

Very truly yours,

/s/ Gross & Co.